                                                                  EXHIBIT (d)(3)
                                  [PMSC LOGO]

August 19, 1997
                                                   Stephen G. Morrison
                                                   Executive Vice President
                                                   General Counsel and Secretary

Van B. Honeycutt
Chairman, President
and Chief Executive Officer
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

                           CONFIDENTIALITY AGREEMENT

Dear Mr. Honeycutt:

     Computer Sciences Corporation (together with its subsidiaries and affiliates, "CSC") has expressed an interest in a possible transaction involving CSC and Policy Management Systems Corporation (together with its subsidiaries and affiliates, "PMSC" and, such transaction, the "Transaction"). In connection with each party's evaluation of such Transaction, each party has requested or will request certain information concerning the other party which is non-public, confidential or otherwise proprietary in nature (such information, including, without limitation, any notes, summaries, reports, analyses or other materials derived in whole or in part from such information, the "Confidential Information"). The party furnishing Confidential Information is referred to herein as "Provider" and the party receiving Confidential Information is referred to herein as "Recipient". For purposes of this Agreement, the term "Confidential Information" shall not include such portions of the Confidential Information that (i) are or become generally available to the public other than as a result of disclosure by Recipient or its Representatives (as defined in paragraph 1 below), (ii) become available to Recipient on a non-confidential basis from a source not subject to a confidential obligation to Provider, whether by contractual, legal or fiduciary obligation or otherwise, or (iii) were in Recipient's possession on a non-confidential basis prior to Provider's disclosure to Recipient. As a condition to each Recipient being furnished the Confidential Information, each party hereto agrees as follows:

     1. Recipient recognizes and acknowledges the competitive value of the Confidential Information and the damage that could result from the disclosure thereof to third parties. Accordingly, Recipient agrees to treat the Confidential Information strictly confidential and Recipient will not, without the prior written consent of Provider, disclose the Confidential Information (or the fact that the Confidential Information has been made available, that discussions or negotiations concerning a Transaction are taking place or any of the terms, conditions or other facts relating to a Transaction) to any third party in any manner whatsoever, in whole or in part, except that Recipient may disclose the Confidential Information to those of Recipient's directors, officers, employees, agents, advisors or other representatives (collectively, "Representatives") who need to know the Confidential Information for the purposes of evaluating the proposed Transaction and who have agreed to treat the Confidential Information in strict confidence in accordance with the terms of this Agreement. All Confidential Information disclosed to Recipient or its Representatives will be used by Recipient and its Representatives solely for the purpose of evaluating the Transaction and for no other purpose. Recipient agrees to be responsible for any breach by any of its Representatives of the matters referred to herein.

     2. Recipient hereby acknowledges that Recipient is aware (and that each of its Representatives have been or will be advised) that the United States securities laws restrict Recipient and each of its Representatives during such period of time as such person or entity is in possession of material non-public information about a company from purchasing or selling securities of Provider or from communicating such information to a third party under circumstances in which it is reasonably foreseeable that such third party is likely to purchase or sell such securities.

     3. Upon the request of Provider or its Representatives, Recipient shall, and shall cause its Representatives to, promptly return all Confidential Information to Provider, without retaining any copies, summaries or extracts thereof. In the event of such request, all documents, analyses, compilations, studies or other materials prepared by Recipient or its Representatives that contain or reflect Confidential Information shall be destroyed and no copy thereof shall be retained (such destruction to be confirmed in writing by a duly authorized officer of Recipient). Notwithstanding the return or destruction of the Confidential Information, Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

     4. In the event that Recipient or its Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, Recipient and its Representatives will promptly provide Provider with written notice so that Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or waiver, Recipient or its Representatives are, after consultation with Provider, legally compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Recipient and its Representatives will furnish only that portion of the Confidential Information which is legally required to be furnished and each will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

     5. In the event that a Transaction is not consummated, neither Recipient nor its Representatives shall, directly solicit for employment any of Provider's management at the level of Project Manager or above for a period of one year from the date hereof, except with the prior written approval of Provider; provided, however, that this prohibition against solicitation shall not apply to recruitment advertising directed to the public and shall not prohibit the hiring of any person who initiated unsolicited contact with Recipient or its Representatives. In addition, for a period of three years from the date hereof, without Provider's prior written consent, Recipient shall not, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, any securities (as defined below), or propose (or request permission to propose) or make any offer for any Transaction involving Provider, or its assets, or its securities, (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission), or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities, (c) form, join or in any way participate in a "group" (as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended) or otherwise act to seek to control or influence the management, board of directors, policies or affairs of Provider, (d) make any request to waive or amend any provision of this Agreement or otherwise take any action specified herein if, in the sole judgment of Provider, such request may require public disclosure by Provider or (e) encourage any third party to do any of the foregoing. As used in this Agreement, the term "securities" shall mean any securities of the referenced company and any direct or indirect warrants, rights or options to acquire securities of the referenced company. Notwithstanding the foregoing, the provisions of this paragraph shall cease to be effective in the event that a third party, without any participation or influence by CSC and or without the encouragement, participation or consent of PMSC, in any manner, directly or indirectly, effects or seeks, offers or proposes (whether publicly or otherwise) to effect (i) any acquisition of all or substantially all of the securities (or beneficial ownership thereof) (other than in a bona fide capital raising transaction) or all or substantially all of the assets of PMSC or (ii) any tender or exchange offer, merger or other business combination involving PMSC.

     6. Recipient acknowledges, on behalf of itself and its Representatives, that neither Provider nor its Representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, that neither Provider nor its Representatives shall have any liability whatsoever to Recipient or its Representatives or any other person as a result of the use of the Confidential Information or any errors therein or omissions therefrom by virtue of this Agreement and that Recipient and its Representatives shall assume full responsibility for all conclusions derived from the Confidential Information. Only those representations and warranties that are made in a final definitive agreement between the parties hereto regarding a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Recipient further acknowledges and agrees that Provider shall at all times have the right, in its sole discretion, to reject any and all proposals made by Recipient and/or its Representatives in respect of a Transaction, to terminate discussions and negotiations with Recipient and its Representatives at any time and to conduct any process for a Transaction involving Provider as it may determine (including, without limitation, negotiating with any other interested parties, entering into a definitive agreement with such parties or modifying any procedures relating to such process or Transaction, in each case, without prior notice to Recipient or its Representatives).

     7. Recipient hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by Recipient or its Representatives and that Provider shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to Provider at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Recipient or its Representatives have breached this Agreement, then Recipient shall reimburse Provider for legal fees and expenses incurred by Provider in connection with such litigation, including any appeals therefrom.

     8. All inquiries for information by CSC or its Representatives about PMSC or the Transaction and any Communications with PMSC shall be made through: Michael A. Feder or Lawrence

        A. Hamdan of Credit Suisse First Boston Corporation. All inquiries for information by PMSC or its Representatives about CSC or the Transaction and any communication with CSC shall be made through: Gene Sykes, Mark Dzialga, Gregg Lumkaw, or John Cocoziello of Goldman Sachs & Co. LLP. Neither Recipient nor its Representatives will contact any third party with whom Provider has a business or other relationship (including any employee, customer, supplier, stockholder or creditor of Provider) in connection with a Transaction without the prior written consent of Provider.

     9. a. No failure or delay by either party hereto or its Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

        b. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to principles of conflicts of laws. Each party hereto, on behalf of itself and its Representatives, agrees to submit to the jurisdiction of any court of competent jurisdiction located in the State of South Carolina to resolve any dispute relating to this Agreement and waives the right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

     If you agree to the terms and conditions of the Agreement, please indicate such acceptance by signing and returning to the undersigned the duplicate copy of this agreement. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.

                                      Very truly yours,

                                      POLICY MANAGEMENT SYSTEMS CORPORATION

                                      By:      /s/ STEPHEN G. MORRISON
                                        ----------------------------------------
                                          Name: Stephen G. Morrison
                                          Title:  Executive Vice President
                                                  General Counsel and Secretary

Agreed to as of the date first written above:

COMPUTER SCIENCES CORPORATION

By:         /s/ HAYWARD D. FISK
    --------------------------------------
    Name: Hayward D. Fisk
    Title:  Vice President
            General Counsel and Secretary

                                  [PMSC LOGO]

James J. McGovern
Senior Vice President
Deputy General Counsel
(803) 333-5559
Fax: (803) 333-5560
e-mail: jimmcgovern@pmsc.com

Mr. Van B. Honeycutt
Chairman, President and
Chief Executive Officer
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

Dear Mr. Honeycutt:

     Computer Sciences Corporation ("CSC") and Policy Management Systems Corporation ("PMSC") are parties to a Confidentiality Agreement dated August 19, 1997. PMSC hereby releases CSC from the Confidentiality Agreement solely to the extent of any provision that would prevent or otherwise restrict the ability of CSC to make a proposal to PMSC's Board of Directors. All other terms and provisions of the Confidentiality Agreement remain in full force and effect.

Policy Management Systems Corporation

By:        /s/ JAMES J. MCGOVERN
    --------------------------------------
          James J. McGovern
          Senior Vice President and
            Deputy General Counsel
JJM/crc-p

                                                                    May 25, 2000

Van B. Honeycutt
Chairman, President
and Chief Executive Officer
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

Dear Mr. Honeycutt:

     Policy Management Systems Corporation ("PMSC") and Computer Sciences Corporation ("CSC") are parties to a Confidentiality Agreement, dated as of August 19, 1997 (the "Confidentiality Agreement"). On March 31, 2000, PMSC released (the "Release") CSC from the Confidentiality Agreement solely to the extent of any provisions that would prevent or otherwise restrict the ability of CSC to make a proposal to PMSC's Board of Directors.

     PMSC and CSC hereby reaffirm the Confidentiality Agreement, subject to the Release, and agree that the phrase "for a period of one year from the date hereof" in the first sentence of paragraph 5 of the Confidentiality Agreement shall be amended to read "from August 19, 1997 to August 18, 1998 and from May 24, 2000 to May 23, 2001."

     A new section 5.1 is hereby added to the Confidentiality Agreement:

          5.1 From the day before the third anniversary of this Agreement until November 30, 2001, without PMSC's prior written consent, CSC shall not and CSC shall cause each of its Representatives not to, directly or indirectly, alone or in concert with others, acquire or agree to acquire, by purchase, gift or otherwise, any securities (as defined above), provided that nothing in this paragraph 5.1 shall prevent CSC from (a) making an offer to acquire all of the common stock or other capital stock of the PMSC, whether through merger, tender or exchange offer or otherwise or (b) purchasing shares of capital stock of the PMSC pursuant to a tender or exchange offer for all outstanding shares. This paragraph 5.1 shall not prevent CSC from acquiring or agreeing to acquire any securities if, after the date hereof, (x) a third party shall have made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the purchase of more than $15 million (as calculated under the HSR Act) of the outstanding shares in open market or privately negotiated transactions or (y) a third party shall have made a filing on Schedule 13D under the Securities Exchange Act of 1934 disclosing the beneficial ownership of more than 5% of the outstanding shares and an intention to acquire the PMSC.

     All other terms and provisions of the Confidentiality Agreement remain in full force and effect.

     If you agree to the foregoing, please indicate such acceptance by signing and returning to the undersigned the duplicate copy of this Agreement. This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement.

                                      Very truly yours,

                                      POLICY MANAGEMENT SYSTEMS CORPORATION

                                      By:      /s/ STEPHEN G. MORRISON
                                        ----------------------------------------
                                        Name: Stephen G. Morrison
                                        Title:  Executive Vice President,
                                                General Counsel and Secretary

Agreed as of the date first written above:

COMPUTER SCIENCES CORPORATION

By:         /s/ PAUL T. TUCKER
    --------------------------------------
    Name: Paul T. Tucker
    Title:  Vice President